UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2020

Town Sports International Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36803	20-0640002
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 US North Highway 1, Suite 201, Jupiter, Florida	33477
(Address of Principal Executive Offices)	(Zip Code)

399 Executive Boulevard, Elmsford, New York	10523
(Mailing address)	(Zip Code)

Registrant’s telephone number, including area code: (212) 246-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	CLUB	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

As previously reported in its Current Report on Form 8-K filed on March 19, 2020, Town Sports International Holdings, Inc. (the “Company”) was forced to close approximately 95% of its locations on March 16, 2020 pursuant to state and local government stay-at-home orders enacted in response to the outbreak of COVID-19. By the end of March 2020, the Company was forced to close 100% of its locations. The Company is actively developing plans and procedures that will enable safe use of its facilities when and as its locations are permitted to re-open. Currently, nine of our clubs in Florida are open to the public. Furthermore, in reliance on recent announcements from state and local authorities in California, Connecticut and Washington D.C., the Company plans to re-open up to 26 additional clubs in those jurisdictions in the next several weeks as and when closure orders applicable to gyms and health clubs are lifted.

However, the scope and duration of the interruption to our operations has substantially reduced our cash flow. Moreover, as disclosed in the Company’s Annual Report on Form 10-K, the Company is facing significant debt maturities in the near term. Our 2013 Revolving Credit Facility expires on August 15, 2020 and our 2013 Term Loan Facility is due to mature on November 15, 2020. The Company currently does not have adequate sources of cash to repay the amounts outstanding thereunder. In the event the Company files for bankruptcy, the Company expects that it will need to raise up to approximately $80 million in financing to fund the costs associated with the bankruptcy filing, professional fees in connection with the bankruptcy and to cover operating shortfalls.

In response to these challenges, the Company’s board of directors is actively considering all strategic alternatives, including but not limited to negotiating with existing lenders, engaging with potential financing sources to raise capital, or filing for bankruptcy. The Company has also taken prompt action to preserve liquidity during the interruption of its operations, including by terminating employees at clubs that have been forced to close and by ceasing lease payments on its locations.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Forward-Looking Statements

Certain statements in this report regarding the Company’s future reporting intentions contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “could,” or the negative version of these words or other comparable words. Such statements are subject to various risks and uncertainties, many of which are outside our control, including, among others, the duration and severity of the COVID-19 pandemic, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or treat its impact, the potential negative impacts of COVID-19 on the economy in the United States and the impact of COVID-19 on the Company’s financial condition and business operations and other specific risk factors disclosed in our prior SEC filings. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
(Registrant)

Date: June 15, 2020	By:	/s/ Patrick Walsh
Patrick Walsh
Chairman and Chief Executive Officer